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                                                                    EXHIBIT 11.1

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS

                                                                    TWELVE MONTHS ENDED
                                                                        NOVEMBER 30
                                                         -----------------------------------------
                                                            1997           1996           1995
                                                         -----------    -----------    -----------
                                                             (IN MILLIONS, EXCEPT SHARE DATA)
PRIMARY:
Weighted average shares outstanding:
     Common stock.....................................   105,193,272    101,548,947    104,535,218
     Common stock issuable............................    13,812,029     13,779,315      8,420,122
     Common stock equivalents.........................     2,059,628      1,045,323        459,344
                                                         -----------    -----------    -----------
     Total common stock and common stock
       equivalents....................................   121,064,929    116,373,585    113,414,684
                                                         -----------    -----------    -----------
Net income............................................   $       647    $       416    $       242
Preferred dividends...................................           (75)           (38)           (42)
                                                         -----------    -----------    -----------
Net income applicable to common stock.................   $       572    $       378    $       200
                                                         -----------    -----------    -----------
Earnings per common share.............................   $      4.72    $      3.24    $      1.76
                                                         -----------    -----------    -----------
FULLY DILUTED:
Weighted average shares outstanding:
     Common stock.....................................   105,193,272    101,548,947    104,535,218
     Common stock issuable............................    13,919,446     13,779,315      8,420,122
     Common stock equivalents.........................     2,256,587      1,252,138        551,936
                                                         -----------    -----------    -----------
     Total common stock and common stock
       equivalents....................................   121,369,305    116,580,400    113,507,276
                                                         -----------    -----------    -----------
Net income............................................   $       647    $       416    $       242
Preferred dividends...................................           (75)           (38)           (42)
                                                         -----------    -----------    -----------
Net income applicable to common stock.................   $       572    $       378    $       200
                                                         -----------    -----------    -----------
Earnings per common share.............................   $      4.71    $      3.24    $      1.76
                                                         -----------    -----------    -----------